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                                                                    EXHIBIT 23.9


                        Consent of Lehman Brothers Inc.



To the Board of Directors and Shareholders of Insignia Financial Group, Inc.:



     We hereby consent to the use of our opinion letters dated March 17, 1998 to the Board of Directors of Insignia Financial Group, Inc. (the "Company") attached as Appendices III and IV to the Company's Joint Proxy/Prospectus (the "Proxy Statement") and to the references to our firm in the Proxy Statement under the headings "The Merger and Related Transactions--Background of the Merger," "The Merger and Related Transactions--Insignia's Reasons for the Merger; Recommendation of the Insignia Board" and "The Merger and Related Transactions--Opinions of Insignia's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Proxy Statement under the meaning of the term "expert" as used in the Securities Act.

                                        LEHMAN BROTHERS INC.


                                        By:    /s/ ROBERT HELLER
                                            --------------------------------
                                                   Robert Heller
                                                   Managing Director

New York, New York
August 4, 1998